Exhibit 4.8

DE BRAUW
BLACKSTONE
WESTBROEK

Share Purchase Agreement

relating to

Marine Harvest N.V.

between

Nutreco Holding N.V.

and

Stolt Sea Farming Investments B.V.

As Sellers

Geveran Trading Co Ltd

as Purchaser

and

Greenwich Holdings Ltd.

as Guarantor

Dated 6 March 2006

Tripolis 300
Burgerweeshuispad 301
1070 HR Amsterdam
The Netherlands

	Contents

	Clause	Page

1	Interpretation	5
1.1	Definitions	5
2	Sale and Purchase / Transfer and Payment	7
2.1	Sale and purchase	7
2.2	Transfer	7
3	Purchase Price	7
3.1	Purchase Price	7
3.2	Security	7
4	Conditions Precedent	7
4.1	Conditions	7
4.2	Responsibility for satisfaction	8
4.3	Non-Satisfaction/Waiver	8
5	Pre-Closing covenants	9
6	Closing	9
6.1	Date	9
6.2	Payment	9
7	Termination	10
7.1	Right of termination	10
7.2	Rights upon termination	10
7.3	Arrangements in the event of termination	10
8	Warranties	11
8.1	Sellers’ Warranties	11
8.3	Disclosure	12
8.4	Liability for breach of Warranties	12
8.5	Purchaser’s Warranties	13
9	Limitation of liability	13
9.1	Time limitation	13
9.2	Aggregate minimum claims	13
9.3	Maximum liability	13
9.4	Matters arising after Signing	14
9.5	Purchaser’s Insurance	14
9.6	Mitigation of Losses	14
10	Confidentiality	14
10.1	Announcements	14

10.2	Confidentiality undertaking	14
11	Miscellaneous	14
11.1	Whole agreement	14
11.2	Nature of Sellers’ Liabilities	14
11.3	Third party rights	15
11.4	Rescission	15
11.5	Costs	15
11.6	Assignment	15
11.7	Notices	15
11.9	Guarantee	17
11.10	Dispute resolution	17
11.11	Governing law	17

Share Purchase Agreement

THE UNDERSIGNED:

(1)            Nutreco Holding N.V., a public company with limited liability (naamloze vennootschap), with corporate seat in Boxmeer, the Netherlands, and having its address at Veerstraat 38, 5831 JN Boxmeer, the Netherlands (“Nutreco”);

(2)            Stolt Sea Farm Investments B.V. a private company with limited liability (besloten vennootschap) incorporated in the Netherlands, with corporate seat in Schiedam, and having its address at Karel Doormanweg 25, 3115 JD Schiedam the Netherlands (“Stolt”, Stolt and Nutreco jointly referred to as “Sellers”);

(3)            Geveran Trading Co Ltd, a private company with limited liability incorporated in Cyprus, with corporate seat in Limassol, Cyprus and having its address at Deana Beach Apartments, Promachou Eleftherias Street, Ayos Athanasios, Limassol, Cyprus, (“Purchaser”), and

(4)            Greenwich Holdings Ltd., a private company with limited liability incorporated in Cyprus, with corporate seat in Limassol, Cyprus and having its address at Deana Beach Apartments, Promachou Eleftherias Street, Ayos Athanasios, Limassol, Cyprus (“Guarantor”)

WHEREAS:

(A)           Sellers together hold all of the 60,000 issued and outstanding shares (the “Shares”) in the capital of Marine Harvest N.V., a public company with limited liability (naamloze vennootschap), with corporate seat in Amersfoort, the Netherlands, and having its address at P.C.Hooftlaan 3, 3818 HG, Amersfoort (the “Company”).

(B)           Nutreco owns 45,000 of the Shares, and Stolt owns 15,000 of the Shares.

(C)          The Company and its Group Companies are active in the business of fish farming.

(D)          Sellers and Purchaser have conducted negotiations about the sale of the Shares by Sellers. In that connection, Sellers and Purchaser have signed the Confidentiality Agreement.

(E)           Sellers desire to sell, and Purchaser desires to purchase, the Shares on the terms set out herein.

(F)           Sellers and Purchaser have obtained all necessary internal approvals to enter into this Agreement and to consummate the Transaction.

(G)          Purchaser has agreed to assume all costs and risks related to making all requisite competition law and regulatory filings and obtaining all requisite competition law and other regulatory approvals.

IT IS AGREED AS FOLLOWS:

1                      INTERPRETATION

1.1            Definitions

Capitalised words, including those used in the preamble to this Agreement, shall have the following meaning:

Accounts Date means 31 December 2005;

Agreement means this share purchase agreement;

Annual Accounts means the consolidated balance sheet, profit and loss account, and explanatory notes thereto, of the Group in respect of the first financial year of the Company ending 31 December 2005, accompanied by an unconditional approving statement of an auditor as referred to in article 2:393 section 5 Dutch Civil Code;

Business Day means a day which is not a Saturday, a Sunday or a public holiday in either of the Netherlands, Cyprus and Norway;

Closing means the performance of the actions referred to in Clause 6.3;

Closing Date means the date on which Closing takes place;

Company means Marine Harvest N.V., a public company with limited liability (naamloze vennootschap) with corporate seat in Amersfoort, the Netherlands, and having its address at P.C.Hooftlaan 3, 3818 HG, Amersfoort;

Conditions Precedent means the conditions set out in Clause 4.1, and Condition Precedent means any one of them or the relevant one of them, as the context requires;

Confidentiality Agreement means the confidentiality agreement dated 31 January 2006 between Sellers and Purchaser;

EURIBOR means in relation to an amount outstanding in any given calendar month the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period as displayed on page EURIBOR of Reuters’ screen on the first Business Day of such calendar month.

Governmental Authority means, to the extent it has jurisdiction, any supranational governmental commission, council, directorate, court, trade agency, regulatory body or otherwise authority, or any national government, any legislature, any political subdivision of a national government or of any state, county, province or local jurisdiction therein or any agency or instrumentality of any such government or political subdivision;

Group means the Company and the Group Companies;

Group Companies means any company, firm or legal entity with respect to which the Company, from time to time, directly or indirectly, holds 50% or more of the nominal value of its share capital issued or of the voting power at its general meetings or has the power to appoint a majority of its directors or otherwise direct its activities, or any other company, firm or legal entity qualifying as a “subsidiary” or part of a “group” as referred to in sections 2:24a and 2:24b Dutch Civil Code and Group Company means any one of them or the relevant one of them, as the context requires;

Guarantor has the meaning set out in preamble (4)

Law means any statute, law, ordinance, rule or regulation of any Governmental Authority;

Losses means all damage, losses, liabilities, costs (including reasonable legal costs and reasonable experts’ and consultants’ fees), charges, expenses, claims and demands;

Notary means Professor Martin van Oiffen or another civil law notary of De Brauw Blackstone Westbroek N.V., or his substitute;

Notice has the meaning set out in Clause 11.7;

Nutreco has the meaning set out in Preamble (1);

Parties means Nutreco, Stolt, Purchaser and Guarantor, and “Party” means any one of them or the relevant one of them, as the context requires;

Purchase Price has the meaning set out in Clause 3;

Purchaser has the meaning set out in Preamble (3);

Purchaser’s Warranties means the warranties given by Purchaser to Sellers pursuant to Clause 8.5.1 and set out in Clauses 8.5.2 and 8.5.3, and Purchaser’s Warranty means any one of them or the relevant one of them, as the context requires;

Sellers means Nutreco and Stolt jointly;

Sellers’ Knowledge means the actual knowledge of each Seller after having made due enquiries with the chief executive officer and the chief financial officer of the Company.

Sellers’ Warranties means the warranties given by Sellers to Purchaser pursuant to Clause 8.1.1 and set out in Clause 8.1.2 up to and including Clause 8.1.5, and “Sellers’ Warranty” means any one of them or the relevant one of them, as the context requires;

Signing means the signing by the Parties of this Agreement;

Signing Date means the day on which the last Party signing this Agreement has signed this

Agreement;

Shares has the meaning set out in Preamble (A);

Stolt has the meaning set out in Preamble (2);

Transaction means the acquisition of the Shares by Purchaser and any ancillary arrangements related thereto.

2                      SALE AND PURCHASE / TRANSFER AND PAYMENT

2.1            Sale and purchase

On and subject to the terms and conditions of this Agreement each of Sellers hereby agrees to sell its Shares to Purchaser, and Purchaser hereby agrees to purchase the Shares from Sellers against payment of the Purchase Price to Sellers.

2.2            Transfer

On the Closing Date, Sellers shall transfer the Shares to Purchaser in accordance with Clause 6.3.3 and Purchaser shall pay to Sellers the Purchase Price (including any interest pursuant to Clause 3) in accordance with Clause 6.2.

3                      PURCHASE PRICE

3.1            Purchase Price

The purchase price for the Shares shall be EUR, 1.175,000,000 (one billion one hundred and seventy five million Euros) (the “Purchase Price”) plus interest from 28 March 2006 until Closing at a rate equal to the sum of 1 month EURIBOR and a margin of 50 basis points, interest to capitalised as of the end of each calendar month.

3.2            Security

If the Closing does not occur on 28 March 2006. Purchaser shall as of such date provide security to Sellers by means of an irrevocable guarantee, in form and substance satisfactory to Sellers, for Purchaser’s payment of the Purchase Price (including any interest accrued from time to time pursuant to Clause 3.1) in accordance with Clause 3.1 or the indemnity amount in accordance with Clause 7.3, as the case may be, from a reputable bank licensed to carry on business in Norway or the Netherlands. Such guarantee shall be governed by the Laws of Norway or the Netherlands and shall if governed by the laws of Norway be a “selvskyldnergaranti” and if governed by the laws of the Netherlands be as co-principal debtor (“hoofdelijke aansprakelijkheid”).

4                      CONDITIONS PRECEDENT

4.1            Conditions

Closing is conditional upon satisfaction or waiver of the following Conditions Precedent:

4.1.1               any requisite filings with the European Commission or any national competition authorities, whether in EU member countries or elsewhere, shall have been made, and any required waiting periods under applicable competition Laws shall have expired or the competent competition authorities shall have given all requisite consents to the consummation of the Transaction (with or without conditions); and

4.1.2               all necessary approvals, licenses and consents from Governmental Authorities that are required for the implementation of the Transaction shall have been obtained, including without limitation any approvals or consents required in connection with acquisition of control of Norwegian aquaculture concessions.

4.2            Responsibility for satisfaction

4.2.1               Purchaser shall take all such actions as are necessary to ensure satisfaction of all of the Conditions Precedent, including without limitation by agreeing to (a) take any action that may be required in order to obtain an unconditional clearance (including by agreeing to perform any disposition of assets or businesses that may be required by any relevant Governmental Authority) or (b) duly and promptly comply with any condition that any relevant Governmental Authority may impose to clear this Agreement and the Transaction.

4.2.2               Each Seller shall provide Purchaser with all reasonable assistance in order to ensure satisfaction of all of the Conditions Precedent, including by giving Purchaser access to and assistance from employees of the Company.

4.2.3               Purchaser shall as soon as practicable prepare and file with the competent Governmental Authorities the notices and applications necessary to satisfy the Conditions Precedent.

4.2.4               Purchaser shall bear all filing fees and other costs incurred in relation to any anti-trust or simitar filing (including any costs incurred in connection with Purchaser’s obligation under Clause 4.2.1) required to be made in any jurisdiction in connection with Purchaser’s acquisition of the Company. Purchaser shall also bear all costs, penalties and fines resulting from not filing in any jurisdiction where it is determined that filing should have taken place.

4.2.5               In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or any other person challenging (any part of) the Transaction, the Parties shall co-operate in all respects with each other and use their respective reasonable best endeavours to defend, contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts the consummation of the Transaction.

4.3     Non-Satisfaction/Waiver

4.3.1               Within 2 (two) Business Days of becoming aware of the same, Purchaser shall give notice to Sellers of the satisfaction of any of the Conditions Precedent.

4.3.2               The Conditions Precedent may only be waived by written agreement between Sellers and

Purchaser.

4.3.3               If it proves impossible to satisfy any Condition Precedent with respect to any part of the business of the Group only, or it is substantially more time consuming to obtain satisfaction of a Condition Precedent with respect to one part of the business of the Group than with respect to the remaining parts of the business of the Group, then the Parties will in good faith discuss with a view to finding means of closing the Transaction with respect to those parts of the business of the Group for which the Conditions Precedent have been satisfied, without prejudice to the continued operation after such partial Closing of all provisions set out in this Agreement with respect to those parts of the business of the Group in respect of which the Closing has not occurred.

5       PRE-CLOSING COVENANTS

Sellers undertake (a) to use their reasonable endeavours to procure that between Signing and Closing the Group Companies shall carry on their business as a going concern in the ordinary course consistent with past practice, save as consented to in writing by Purchaser, such consent not to be unreasonably withheld or delayed, and (b) to procure that the Company shall not declare, make or pay any dividend or other equity distribution to its shareholders.

6       CLOSING

6.1    Date

The Closing shall take place on 28 March 2006 or the date falling three Business Days after the date on which the conditions set out in Clause 4.1 have been fulfilled or waived or such other day and time as may be agreed in writing by Sellers and Purchaser, at the offices of De Brauw Blackstone Westbroek N.V. in Amsterdam.

6.2    Payment

Purchaser shall pay the Purchase Price (including any interest pursuant to Clause 3.1) to bank account number 69.32.13.876 (Bic code INGBNL2A) at ING Bank on the Business Day before, and with value on, the date scheduled for Closing, in the name of the Notary, which amount shall be held for Purchaser until the Closing Actions referred to in Clause 6.3 have been performed, after which the Notary shall hold the Purchase Price on behalf of Sellers pro rate parte their respective ownership of the Shares on the Closing Date before the transfer of the Shares and pay said amounts in accordance with Sellers’ joint instructions.

6.3    Closing Actions

At the Closing,

6.3.1               Sellers shall deliver or make available to Purchaser evidence that signatories on behalf of Sellers are authorised to sign the notarial deed of transfer of the Shares.

6.3.2               Purchaser shall deliver or make available to Sellers:

(a)       evidence of the due fulfilment of the Conditions Precedent; and

(b)         evidence that signatory on behalf of Purchaser is authorised to sign the notarial deed of transfer of the Shares

6.3.3     The Sellers shall transfer the Shares to Purchaser, Purchaser shall accept the transfer, and Sellers shall procure that the Company acknowledges the transfer, the foregoing to be effected by execution by Sellers, Purchaser and the Company, before the Notary, of a notarial deed of transfer.

7                      TERMINATION

7.1            Right of termination

This Agreement may be terminated by written notice by either Sellers to Purchaser or by Purchaser to Sellers at any time prior to the Closing Date:

7.1.1     if satisfaction of either of the Conditions Precedent becomes impossible (other than through the fault of the Party seeking to terminate this Agreement), or

7.1.2     if the Closing has not occurred (other than through the fault of the Party seeking to terminate this Agreement) on or before 15 September 2006 or such later date as the Parties may agree upon, it being understood that the Sellers will consent to a an extension of this time limit of up to 60 days if either of the Conditions Precedent set out in Clause 4.1 has at the time of such extension not been satisfied, but Purchaser can document that it is likely that such Condition(s) Precedent will be satisfied within the period of such extension.

7.2            Rights upon termination

If this Agreement is terminated pursuant to Clause 7.1, all further obligations of the Parties pursuant to this Agreement shall terminate and have no further effect, provided, however, that the obligations of the Parties set out in Clause 7.3 (Arrangements in the event of termination), Clause 10 (Confidentiality) and Clause 11 (Miscellaneous) shall survive such termination.

7.3            Arrangements in the event of termination

If this Agreement is terminated in accordance with Clause 7.1 (Right of termination), Purchaser shall promptly make an indemnity payment in an amount equal to the Purchase Price (including any interest pursuant to Clause 3.1) to bank account number 69.32.13.876 (Bic code INGBNL2A) at lNG Bank, in the name of the Notary, which amount shall be held for Purchaser until a first priority pledge has been created and perfected on the Shares as security for Purchaser’s rights to receive the net proceeds from a subsequent sale of the Shares in accordance with the provisions below, after which the Notary shall hold the Purchase Price on behalf of Sellers pro rate parte their respective ownership of the Shares and pay said amounts in accordance with Sellers’ joint instructions.

Following receipt of the Purchase Price, Sellers shall proceed without undue delay with a process to sell the Shares to one or more third parties. All expenses incurred in connection with such process shall be for Purchaser’s account, and Sellers may require that out-of-pocket expenses be directly paid by Purchaser. To the extent permitted by Law, Sellers shall consult with Buyer with regard to material decisions regarding such sales process, and Sellers shall, at Purchaser’s risk and expense, comply with all reasonable instructions of Purchaser in that regard, provided that such instructions shall in no event obligate Sellers to take any action which would be contrary to Law, the rules of any stock exchange on which securities issued by either Seller is listed, any relevant code of corporate governance or the fiduciary duties of the members of Sellers’ respective governing bodies.

The proceeds of the sale of the Shares to one or more third parties, net of all expenses incurred in connection with the sale which have not been paid by Purchaser, shall be paid directly to Purchaser or to an account in the name of the Notary from which it shall be promptly be paid-on to Purchaser.

8                      WARRANTIES

8.1            Sellers’ Warranties

8.1.1               Sellers represent and warrant to Purchaser that the statements set out in Clause 8.1.2 up to and including Clause 8.1.6 are true and accurate in all material respects as at Signing and that the statements set out in Clause 8.1.2 up to and including Clause 8.1.3 will also be true and accurate in all material respect at Closing.

8.1.2               Incorporation, authority, corporate action of Sellers

(a)       Each of the Sellers is validly existing and is a company duly incorporated under the law of its jurisdiction of incorporation.

(b)       Each of the Sellers has the full power and authority to enter into and perform its obligations under this Agreement and any other documents to be executed by Sellers pursuant to or in connection with this Agreement, which, when executed, will constitute valid and binding obligations on Sellers, in accordance with their respective terms.

(c)        Each of the Sellers has taken or will have taken all corporate action required by it to authorise it to enter into and to perform its obligatoins in accordance with this Agreement and any other documents to be executed by it pursuant to or in connection with this Agreement.

8.1.3               The Shares

(a)       Nutreco is the sole legal owner of the Shares sold by it in accordance with the terms of this Agreement.

(b)       Stolt is the sole legal owner of the Shares sold by it in accordance with the terms of this Agreement.

(c)        The Shares comprise the whole of the issued share capital of the Company and have been properly and validly issued and are each fully paid.

(d)       No person has the right, or has claimed to have the right, (whether exercisable now or in the future and whether contingent or not) to call for the conversion, issue, registration, sale or transfer, amortisation or repayment of any share capital or any other security giving rise to a right over, or an interest in, the capital of the Company under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

(e)        There are no encumbrances of any kind whatsoever on any of the Shares.

8.1.4               Annual Accounts

The Annual Accounts, a copy of which is attached hereto, have been drawn up, audited, and adopted in accordance with the Dutch statutory requirements. On that basis, the Annual Accounts give in all material respects a fair and accurate view of the state of affairs of the Group for the year ended on the Accounts Date.

8.1.5               Events since Accounts Date

During the period from the Accounts Date and up until the date of this Agreement, the Company has not declared, made or paid any dividend or other equity distribution to its shareholders, and to Sellers’ Knowledge, and save as disclosed to Purchaser, no event or circumstance affecting the Company specifically and not the industry generally has occurred which have had a material negative effect on the state of affairs of the Group Companies taken as a whole.

8.1.6               Disclosure

To Sellers’ Knowledge, the management presentation made to Purchaser on 10 February 2006, a copy of which is attached hereto, did not contain any material misrepresentation of fact nor did it omit any fact or circumstance which must be considered essential for Purchaser’s decision to enter into this Agreement.

8.2            Scope of Sellers’ Warranties

8.2.1               Each Sellers’ Warranty applies only to the subject expressly referred to therein.

8.2.2               Purchaser acknowledges that no representations or warranties, express or implied, have been given or are given by Sellers other than the Sellers’ Warranties. Without limiting the generality of the foregoing, Purchaser specifically acknowledges and agrees that Sellers make no representation or warranty as to the accuracy of any forecasts (in relation to budget, amount of bio-mass or otherwise), estimates, projections, statements of intent or statements of opinion howsoever provided to Purchaser or any of its advisors on or prior to Signing.

8.2.3               The applicability of article 7:17 of the Netherlands Civil Code, which concerns implied warranties, is hereby excluded.

8.3                  Disclosure

Sellers’ Warranties are limited by, and Sellers shall not be in breach of or liable for of any Sellers’ Warranties in respect of, any matter which has been disclosed to Purchaser’s representatives.

8.4            Liability for breach of Sellers’ Warranties

8.4.1               In the event of any breach by Sellers of this Agreement, Purchaser shall not have the right to terminate or rescind this Agreement and as its sole and exclusive remedy and subject to any limitations of liability set out in this Agreement, shall have the right to claim the Losses suffered or incurred by Purchaser as a result of such breach from the Sellers pro rata parte their respective ownership of the.

8.4.2                   In the event of any breach of Purchaser’s Warranties, Sellers shall be entitled to claim the Losses suffered or incurred by Sellers as a result of such breach.

8.5            Purchaser’s Warranties

8.5.1               Purchaser represents and warrants to Sellers that, as at Signing and at Closing:

(a)               the statements set out in Clauses 8.5.2 and 8.5.3 are and will be true and accurate in all material respects; and

(b)               neither Purchaser nor any of its directors, employees, agents or advisors is aware of any breach of Sellers’ Warranties or of any fact or circumstance which could give rise to a breach of Sellers’ Warranties.

8.5.2               Purchaser’s authority and capacity

(a)               Purchaser is validly existing and is a company duly incorporated under the laws of the Republic of Cyprus.

(b)               Purchaser has the legal right and full power and authority to enter into and perform its obligations under this Agreement and any other documents to be executed by it pursuant to or in connection with this Agreement.

(c)                Purchaser has taken all corporate action required by it to authorise it to enter into and to perform its obligations in accordance with this Agreement and any other documents to be executed by it pursuant to or in connection with this Agreement.

8.5.3               Purchaser’s financing

At the relevant time for payment, Purchaser will be able to pay the Purchase Price from its existing banking facilities and available cash.

9                      LIMITATION OF LIABILITY

9.1            Time limitation

Sellers shall not be liable in respect of any claim under this Agreement unless a notice of the claim is given by Purchaser to Sellers specifying within the earlier of the date falling six months from the Closing Date and 31 March 2007 full information of the legal and factual basis of the claim and the evidence on which the Purchaser relies.

9.2            Aggregate minimum claims

Subject to any other limitations set out in this Agreement, Sellers shall only be liable under this Agreement in respect of any claim based on a breach of the Sellers’ Warranties set out in Clause Clause 8.1.4 up to and including Clause 8.1.6 to the extent that the aggregate amount of all claims for which Sellers would be liable under this Agreement, exceeds 5% of the Purchase Price.

9.3            Maximum liability

The aggregate liability of Sellers in respect of all claims under this Agreement shall not exceed 30% of the Purchase Price.

9.4            Matters arising after Closing

Sellers shall not be liable under this Agreement in respect of any matter, act, omission or circumstance to the extent that the same would not have occurred but for any act, omission or transaction of any of the Group Companies, or their respective directors, officers, employees or agents or successors in title, on or after the Closing Date.

9.5            Purchaser’s Insurance

Sellers shall not be liable in respect of any claims made by Purchaser or any member of Purchaser’s Group, to the extent that the Losses in respect of which a claim is made are covered by a policy of insurance in force immediately prior to the Closing Date.

9.6            Mitigation of Losses

Purchaser shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any Losses which in the absence of mitigation might give rise to a liability in respect of any claim under this Agreement.

10               CONFIDENTIALITY

10.1     Announcements

The Parties shall insofar as is reasonably practicable consult with each before making any announcements in connection with the subject matter of this Agreement.

10.2     Confidentiality undertaking

The Confidentiality Agreement shall cease to have any force or effect from Closing, and nothing set out in the Confidentiality Agreement shall prevent Purchaser from using information subject to the Confidentiality Agreement for purposes of complying with Clause 4 (Conditions Precedent) nor, subject to Clause 10.1, from making any announcement or circular required by Law or the rules of any recognised stock exchange on which securities issued by Pan Fish ASA are listed.

11               MISCELLANEOUS

11.1     Whole agreement

This Agreement contains the whole agreement between the Parties relating to the subject matter of this Agreement at Signing, to the exclusion of any terms implied by law which may be excluded by contract, and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement.

11.2     Nature of Sellers’ Liabilities

Each Seller shall be solely liable for the performance of the obligations undertaken by it in this Agreement.

Insofar as a Warranty relates to the affairs of a specific Seller, such Seller shall be solely liable therefore. In respect of all other Warranties, the Sellers’ liability shall be several, and not joint, pro rata parte their respective ownership of the Shares.

11.3     Third party rights

Save as expressly otherwise stated, this Agreement does not contain a stipulation in favour of a third party (‘derdenbeding’).

11.4     Rescission

Without prejudice to Clause 7, each Party waives its right to rescind (‘ontbinden’) this Agreement on the basis of section 6:265 of the Netherlands Civil Code (general right of rescission for breach of contract).

11.5     Costs

Unless this Agreement provides otherwise, all costs which a Party has incurred or must incur in preparing, concluding or performing this Agreement are for its own account. Sellers shall by means of a purchase price reduction compensate Buyer for the after-tax value of (a) any bankers’ fees which have been or will be paid the Company in connection with the preparation of an initial public offering of Shares and (b) any transaction bonuses paid by the Company to its employees in connection with the Transaction.

11.6     Assignment

No Party may assign any of its rights or obligations under this Agreement in whole or in part without the prior written consent of the other Parties, provided that Purchaser shall have the right to assign its rights and obligations hereunder to Pan Fish ASA with effect from the earlier of the Closing and the deposit of the Purchase Price in accordance with Clause 3.2 (Security), provided further that such assignment shall not relieve or in any way limit either of Purchaser and Guarantor from their continued liability for the due performance of the obligations of Purchaser hereunder.

11.7     Notices

11.7.1        Any notice in connection with this Agreement (a “Notice”) shall be:

(a)      in writing in English; and

(b)      delivered by registered post or by courier.

11.7.2        A Notice shall be effective upon receipt and shall be deemed to have been received:

(a)      at the time of delivery, if delivered by hand, registered post or courier;

(b)      at the time of transmission in legible form, if delivered by fax.

11.7.3        A Notice to Sellers shall be sent to Sellers at the following addresses, or such other person or address as Sellers may notify to Purchaser from time to time:

Nulreco Holding N.V.

address: Veerstraat 38

PO box: 220

postal code and town: 5831 JN Boxmeer

The Netherlands

for the attention of W. Dekker

telefax: +31 33 422 6106

Stolt Sea Farm Investments B.V.

c/o Stolt-Nielsen UK Ltd

address: Aldwych House, 71-91 Aldwych

postal code and town: London WC2B 4HN

England

for the attention of: N.G. Stolt-Nielsen

telefax: +44 20 761 189 66

11.7.4      A Notice to Purchaser shall be sent to Purchaser at the following address, or such other person or address as Purchaser may notify to Sellers from time to time:

Geveran Trading Co Ltd

address: c/o Seatankers Management Co. Ltd.

PO box: 53562

postal code and town: CY-3399 Limassol

Cyprus

for the attention of: Dimitris Hannas

telefax: +357 25 323 770

11.7.5      A Notice to Guarantor shall be sent to Purchaser at the following address, or such other person or address as Purchaser may notify to Sellers from time to time:

Greenwhich Holdings Ltd

address: c/o Seatankers Management Co. Ltd.

PO box. 53562

postal code and town: CY-3399 Limassol

Cyprus

for the attention of: Dimitris Hannas

telefax: +357 25 323 770

11.8     Notary Rules of Professional Conduct

With reference to the Rules of Professional Conduct (Verordening beroeps-en gedragsregels) of the Royal Dutch Organisation of Civil Law Notaries (Koninklijke Notariele Beroepsorganisatie) all

Parties expressly agree that (i) De Brauw Blackstone Westbroek N.V. acts as counsel to Sellers in connection with, or acts as counsel for or on behalf of the Sellers in the event of any dispute relating to, this Agreement or any related Agreement, and that (ii) a civil law notary of De Brauw Blackstone Westbroek N.V. executes deeds connected with this Agreement or any related agreement.

11.9 Guarantee

11.9.1        Guarantor, as a separate and Independent obligation, unconditionally and irrevocably guarantees to Sellers, and shall be jointly and severally liable, as co-principal debtor, to Sellers (‘hoofdelijke aansprakelijkheid’) for the due and punctual performance and observance by Purchaser of all its obligations, warranties and indemnities under or pursuant to this Agreement; and

11.9.2        agrees to indemnify, defend and hold harmless Sellers against alt Losses which any of same may suffer through or arising from any breach by Purchaser of the obligations guaranteed pursuant to Clause 11.9.1.

11.9.3        The obligations of Guarantor pursuant to this Clause 11.9 shall remain in full force and effect until all obligations of Purchaser under this Agreement have been fully discharged, provided that such obligations of Guarantor shall automatically lapse at such time as a bank guarantee provided in accordance with Clause 3.2 becomes effective.

11.10 Dispute resolution

The Parties shall attempt in good faith to resolve promptly any dispute arising out of or relating to this Agreement by negotiation. If the dispute has not been resolved by negotiation, the dispute shall be settled by arbitration in the Netherlands in accordance with the rules of arbitration of the Netherlands Arbitration Institute (‘Nederlands Arbitrage Instituut’). The tribunal shall comprise three arbitrators. The procedure shall be conducted in the English language in accordance with the rules of law (‘regelen des rechts’).

11.11 Governing law

This Agreement and the documents to be entered into pursuant to it, save as expressly otherwise provided therein, shall be governed by and construed in accordance with the laws of the Netherlands.

AGREED AND SIGNED ON 6 MARCH AT AMERSFOORT/LONDON/OSLO BY:

/s/ Wout Dekker
Nutreco Holding N.V.

Name: Wout Dekker
Title: Chief Executive Officer

Stolt Sea Farm investments B.V.

Name: Niels G. Stolt-Nielsen
Title: Attorney in fact

/s/ Tor Olav Troim
Geveran Trading Co Ltd

Name: Tor Olav Troim
Title: Attorney in fact

/s/ Tor Olav Troim
Greenwich Holdings Ltd.

Name: Tor Olav Troim
Title: Attorney In fact

AGREED AND SIGNED ON 6 MARCH AT AMERSFOORT/LONDON/OSLO BY:

Nutreco Holding N.V.

Name:	Wout Dekker
Title:	Chief Executive Officer

/s/ Niels G. Stolt-Nielsen
Stolt Sea Farm Investments B.V.

Name:	Niels G. Stolt-Nielsen
Title:	Attorney in fact

Geveran Trading Co Ltd

Name:	Tor Olav Troim
Title:	Attorney in fact

Greenwich Holdings Ltd.

Name:	Tor Olav Troim
Title:	Attorney in fact